Exhibit b under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K

                                  AMENDMENT #7
                                 TO THE BY-LAWS
                                       OF
                      FEDERATED INTERNATIONAL SERIES, INC.

                          Effective September 21, 2004

Insert the following into Article IV, Officers and renumber Section 15 as
Section 16:

         Section 15. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.